As filed with the Securities and Exchange Commission on November 7, 2007.
Registration No. 333-_________  ____
DRAFT

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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AeroGrow International, Inc.
(Exact name of registrant as specified in its charter)

Nevada		46-0510685
(State or other jurisdiction of incorporation or organization)	6075 Longbow Dr. Suite 200 Boulder, Colorado 80301 (303) 444-7755 (Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

AeroGrow International, Inc. 2005 Equity Compensation Plan
(Full Title of the Plans)

W. Michael Bissonnette
AeroGrow International, Inc.
6075 Longbow Dr. Suite 200
Boulder, Colorado 80301
(303) 444-7755
(Name, address and telephone number including area code of agent for service)
______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,505,000	$6.00 per share (3)	$9,030,000	$277.22
(1)	Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h).
(3)	Based upon the last reported sales price of the Common Stock on November 6, 2007.

INTRODUCTION

This Registration Statement on Form S-8 is filed by AeroGrow International, Inc. (the “Registrant”), relating to 1,505,000 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to awards under the AeroGrow International, Inc. 2005 Equity Compensation Plan (the “Plan”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission, referred to herein as the Commission, are incorporated herein by reference into this Registration Statement and made a part hereof:

(1)	The Registrant’s Annual Report on Form 10-KSB, for the fiscal year ended March 31, 2007.

(2)	The Registrant's Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2007

(2)	The Registrant’s Current Reports on Form 8-K filed on April 19, 2007, June 4, 2007, and September 5, 2007.

(3)
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 12, 2007, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes Section 78.7502 generally provides that a corporation may indemnify its directors, officers, employees or agents against all expenses, including counsel fees, actually and reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may be threatened to be a party, by reason of being or having been a director, officer, employee or agent of the corporation or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any settlement thereof, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, if he is not liable under Section 78.138 or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

The Registrant’s bylaws provide for the indemnification of the Registrant’s directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney’s fees actually or reasonably incurred by him. The Registrant’s articles of incorporation eliminates the personal liability of directors to the Registrant or any stockholders for damages for a breach of fiduciary duty, except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Registrant has not purchased insurance against costs which may be incurred by us pursuant to these indemnification provisions, nor does the Registrant insure the Registrant’s officers or directors against liabilities incurred by them in the discharge of their functions as such officers and directors of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

A           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 6th day of November, 2007.

AEROGROW INTERNATIONAL, INC.

By:	/s/ W. Michael Bissonnette
W. Michael Bissonnette
President and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints W. Michael Bissonnette and Richard A. Kranitz, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ W. Michael Bissonnette W. Michael Bissonnette	President and Chairman of the Board (Principal Executive Officer)	November 6, 2007
/s/ Mitchell Rubin Mitchell Rubin	Treasurer (Principal Financial and Accounting Officer)	November 6, 2007
/s/ Richard A. Kranitz Richard A. Kranitz	Director	November 6, 2007
/s/ Dennis Channer Dennis Channer	Director	November 6, 2007
/s/ Jack J. Walker Jack J. Walker	Director	November 6, 2007
/s/ Kenneth Leung Kenneth Leung	Director	November 6, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Articles of Incorporation (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.2*	Certificate of Amendment to Articles of Incorporation, dated June 25, 2002 (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.3*	Certificate of Amendment to Articles of Incorporation, dated November 3, 2003 (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.4*	Certificate of Amendment to Articles of Incorporation, dated January 31, 2005 (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.5*	Certificate of Change to Articles of Incorporation, dated July 27, 2005 (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.6*	Certificate of Amendment to Articles of Incorporation, dated February 24, 2006 (previously filed with the Form 8-K filed with the Commission on November 16, 2006)
4.7*	Amended Bylaws (previously filed with the Form 8-K filed with the Commission on March 2, 2006)
4.8*	2005 Equity Compensation Plan (previously filed with the Form 8-K filed with the Commission on March 2, 2006)
4.9*	Form of Stock Option Agreement relating to the 2005 Equity Compensation Plan (previously filed with the Form 8-K filed with the Commission on March 2, 2006)
4.10*	Form of Restricted Stock Grant Agreement relating to the 2005 Equity Compensation Plan (previously filed with the Form 8-K filed with the Commission on March 2, 2006)
5.1	Opinion of Kranitz & Philipp
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Kranitz & Philipp (contained in Exhibit 5.1).
24	Power of Attorney (included as part of signature page).
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* Incorporated herein by reference.